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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We agree to the inclusion in Form 8-K/A, dated October 21, 1999, of Natrol, Inc. of our independent auditors' report dated September 24, 1999, on our audit of the financial statements of Prolab Nutrition, Inc. as of December 31, 1998 and for the year then ended. We further agree to the inclusion in Form 8-K/A, dated October 21, 1999, of Natrol, Inc. of our independent auditors' report dated October 27, 1999, on our audit of the financial statements of Prolab Nutrition, Inc. as of September 30, 1999 and for the nine month period then ended.


Sansiveri, Kimball & McNamee, L.L.P.

Providence, Rhode Island
December 7, 1999